UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities  Exchange Act of 1934 (Amendment No.    )

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Filed by a Party other than the Registrant    ☐

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☐	Preliminary Proxy Statement

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-12

Universal Health Realty Income Trust

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

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☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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(2)	Form, Schedule or Registration Statement No.:

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Notes:

You are cordially invited to attend the Annual Meeting of Shareholders of Universal Health Realty Income Trust (the “Trust”) which will be held on Monday, June 2, 2003 at 10:00 AM, at the offices of the Trust, Universal Corporate Center, 367 South Gulph Road, King of Prussia, Pennsylvania for the following purposes:

(1)	To have the holders of Trust Shares elect two Class II Trustees, both Trustees to serve for a term of three years, until the annual election of Trustees in the year 2006 and election and qualification of their successors.

(2)	To transact such other business as may properly come before the meeting or any adjournment thereof.

Detailed information concerning these matters is set forth in the attached Notice of Annual Meeting of Shareholders and Proxy Statement.

Whether or not you plan to attend the meeting, please either vote by telephone, internet, or promptly sign and return your proxy card in the enclosed envelope. If you then attend and wish to vote your shares in person, you still may do so. In addition to the matters noted above, we will discuss the business of the Trust and be available for Shareholders’ comments and discussion relating to the Trust.

I look forward to seeing you at the meeting.

Sincerely,

Alan B. Miller

Chairman of the Board,

Chief Executive Officer and President

SKU0802-PS-03

UNIVERSAL CORPORATE CENTER

367 SOUTH GULPH ROAD

KING OF PRUSSIA, PENNSYLVANIA 19406

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

June 2, 2003

Notice is hereby given that the Annual Meeting of Shareholders of Universal Health Realty Income Trust (the “Trust”) will be held on Monday, June 2, 2003 at 10:00 AM, at the offices of the Trust, Universal Corporate Center, 367 South Gulph Road, King of Prussia, Pennsylvania for the following purposes:

(1)	To have the holders of Trust Shares elect two Class II Trustees, both Trustees to serve for a term of three years, until the annual election of Trustees in the year 2006 and election and qualification of their successors.

(2)	To transact such other business as may properly come before the meeting or any adjournment thereof.

Only shareholders of record at the close of business on April 22, 2003 are entitled to vote at the Annual Meeting.

All shareholders are cordially invited to attend the meeting in person. IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THIS MEETING. EVEN IF YOU PLAN TO ATTEND THE MEETING, WE HOPE THAT YOU WILL READ THE ENCLOSED PROXY STATEMENT AND THE VOTING INSTRUCTIONS ON THE ENCLOSED PROXY CARD, AND THEN VOTE (1) BY COMPLETING, SIGNING, DATING AND MAILING THE PROXY CARD IN THE ENCLOSED POSTAGE PRE-PAID ENVELOPE, OR (2) BY CALLING THE TOLL-FREE NUMBER LISTED ON THE PROXY CARD, OR (3) VIA THE INTERNET AS INDICATED ON THE PROXY CARD. THIS WILL NOT LIMIT YOUR RIGHT TO ATTEND OR VOTE AT THE MEETING.

BY ORDER OF THE BOARD OF TRUSTEES

Cheryl K. Ramagano

Secretary

King of Prussia, Pennsylvania

April 28, 2003

Universal Corporate Center

367 South Gulph Road

King of Prussia, PA 19406

PROXY STATEMENT

GENERAL

This Proxy Statement and enclosed form of Proxy are furnished to the shareholders of Universal Health Realty Income Trust, a real estate investment trust organized under the laws of the State of Maryland (the “Trust”), in connection with the solicitation of Proxies by the Board of Trustees for use at the Annual Meeting of Shareholders, to be held at Universal Corporate Center, 367 South Gulph Road, King of Prussia, Pennsylvania on Monday, June 2, 2003 at 10:00 AM, and at any adjournment thereof. This Proxy Statement and related form of Proxy were first sent to shareholders of the Trust on or about April 28, 2003. The Annual Meeting is being held to: (1) elect two Class II Trustees of the Trust, both of which will serve for a term of three years until the annual election of Trustees in the year 2006 and the election and qualification of their successors; and (2) transact such other business as may properly be brought before the meeting or any adjournment thereof.

A form of Proxy for use at the meeting is enclosed. Any shareholder may revoke a Proxy at any time before the authority granted by it is exercised by giving written notice of revocation to the Secretary of the Trust, by submitting another executed Proxy to the Secretary of the Trust bearing a later date (but prior to the voting of such Proxy), or by attending the meeting and asking (prior to the voting of such Proxy) for the return of such Proxy. Unless otherwise indicated on the Proxy, shares represented by any Proxy will, if the Proxy is properly executed and received by the Trust prior to the Annual Meeting, be voted FOR the nominees for Trustees.

Voting Electronically and by Telephone

Instead of submitting your vote by mail on the enclosed proxy card, your vote may be submitted by telephone or via the Internet. Please note that there are separate telephone and Internet voting arrangements depending on whether shares registered in the Trust’s stock records are in your name or in the name of a brokerage firm or bank. If you vote by telephone or via the Internet, you do not have to return your proxy card to the Trust.

The telephone and Internet voting procedures are designed to authenticate shareholders’ identities, to allow shareholders to have their shares voted and to confirm that their instructions have been properly recorded. Shareholders voting via the Internet should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, that will be borne by the shareholder. Shareholders who vote by telephone will be able to utilize a toll-free telephone number, the cost of which is borne by the Trust.

For Shares Registered Directly in the Name of the Shareholder

Shareholders with shares registered directly in their name in the Trust’s stock records maintained by its transfer agent, EquiServe Trust Company, N.A. (“EquiServe”), may vote their shares in any of the following ways:

•	by telephone by calling (toll-free) 1-877-779-8683,

•	via the Internet at the following address on the World Wide Web: http://www.eproxyvote.com/uht

•	by mailing their signed proxy card, or

•	by attending the meeting and voting in person.

Specific instructions to be followed by registered shareholders are set forth on the enclosed proxy card. Votes submitted by telephone or via the Internet through EquiServe as described herein must be received by 12:00 Midnight, Eastern Time on June 1, 2003.

For Shares Registered in the Name of a Brokerage Firm or Bank

A number of brokerage firms and banks are participating in separate programs that offer telephone and/or Internet voting options. Such programs are different from the programs provided by EquiServe for shares registered directly in the name of the shareholder. If your shares are held in an account at a brokerage firm or bank participating in any such program, you may vote those shares by telephone and/or via the Internet in accordance with instructions set forth on the voting form provided to you by the brokerage firm or bank that holds your shares.

Only holders of record of the shares of beneficial interest of the Trust, par value $.01 per share (the “Shares”), at the close of business on April 22, 2003 will be entitled to vote at the meeting. On that date, there were 11,707,858 Shares outstanding. Each Share is entitled to one vote on each of the matters to be presented at the meeting. Shareholders entitled to vote for the election of the Trustees can withhold authority to vote for them. Each nominee will be elected if he receives a plurality of the votes cast. Broker non-votes are treated as Shares as to which the beneficial owners have withheld voting authority and therefore are shares not entitled to vote on the matter. As of April 22, 2003, the Trust’s current Trustees and officers as a group owned of record or beneficially 107,058 Shares, (excluding Shares issuable upon exercise of options), representing .91% of the outstanding Shares.

A copy of the Trust’s Annual Report to Shareholders, including financial statements for the year ended December 31, 2002, is enclosed.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth as of February 28, 2003, the number of shares and the percentage of outstanding Shares owned beneficially, within the meaning of Securities and Exchange Commission Rule 13d-3, (i) by each person who is known by the Trust to own beneficially more than 5% of its Shares (ii) by each Trustee and Trustee nominee and each executive officer named in the Summary Compensation Table and (iii) by all Trustees and executive officers of the Trust as a group.

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership		Percent of Outstanding Shares

Universal Health Services, Inc. (“UHS”)	772,602	(2)	6.6%
367 South Gulph Road King of Prussia, PA 19406

Private Capital Management, Inc.	800,244	(3)	6.8%
3003 Tamiami Trail North Naples, FL 33940

Miles L. Berger	4,250	(4)	(5)
Berger Management Services, LLC 900 N. Michigan Ave., Suite 2010 Chicago, IL 60611

Daniel M. Cain	5,946	(4)	(5)
Cain Brothers & Company, LLC 452 Fifth Avenue, 25th Floor New York, NY 10018

James E. Dalton, Jr.	3,250	(4)	(5)
6505 Edinburgh Drive Nashville, TN 37221

Elliot J. Sussman, M.D., M.B.A.	1,250	(4)	(5)
Lehigh Valley Hospital & Health Network Cedar Crest Blvd. & Interstate 78 Allentown, PA 18105

Myles H. Tanenbaum	8,250	(4)	(5)
Arbor Enterprises Four Tower Bridge, Suite 400 200 Barr Harbor Drive W. Conshohocken, PA 19428

Alan B. Miller	98,432	(6)(4)(7)	(5)

Kirk E. Gorman	40,500	(4)(7)	(5)

Charles F. Boyle	12,825	(4)(7)	(5)

Cheryl K. Ramagano	10,553	(4)	(5)

Timothy J. Fowler	10,538	(4)(7)	(5)
3525 Piedmont Rd., N.E. Atlanta, GA 30305

All Trustees & Executive Officers as a group (10 persons)	195,794	(4)(6)(7)	1.7%

(1)	Unless otherwise shown, the address of each beneficial owner is c/o Universal Health Realty Income Trust, Universal Corporate Center, 367 South Gulph Road, King of Prussia, PA 19406.
(2)	UHS has an option to maintain ownership of a minimum of 5% of the outstanding Shares of the Trust.
(3)	Shares are held by Private Capital Management, Inc., a registered investment adviser. Information is based on Amendment No. 9 to Schedule 13G dated February 14, 2003.
(4)	Includes shares issuable pursuant to stock options to purchase shares of beneficial interest held by officers and Trustees of the Trust and exercisable within 60 days of February 28, 2003 as follows: Miles L. Berger (3,250); Daniel M. Cain (3,250); James E. Dalton, Jr. (3,250); Elliot J. Sussman, M.D., M.B.A. (750); Myles H. Tanenbaum (3,250); Alan B. Miller (40,000); Kirk E. Gorman (12,500); Charles F. Boyle (7,500); Cheryl K. Ramagano (7,500) and Timothy J. Fowler (7,500).
(5)	Less than 1%.
(6)	Includes 12,000 shares of beneficial interest beneficially owned by the Alan B. Miller Family Foundation, Alan B. Miller, as Trustee.
(7)	Includes shares of beneficial interest owned through the UHS Supplemental Deferred Compensation Plan as follows: Alan B. Miller (9,032); Kirk E. Gorman (6,897); Charles F. Boyle (64) and Timothy J. Fowler (240).

PROPOSAL NO. 1

ELECTION OF TRUSTEES

The Trust was organized under the laws of the State of Maryland as a real estate investment trust on August 6, 1986. Trustees of the Trust, Mr. Miller and Mr. Cain, assumed their positions with the Trust at the inception of the Trust. Mr. Tanenbaum was elected in November 1990, Mr. Gorman was elected in December 1994, Mr. Dalton was elected in December 1997, Mr. Berger was elected in December 1998 and Dr. Sussman was elected in 1999. Pursuant to the Declaration of Trust, the Trustees of the Trust have been divided into three classes, with staggered terms. The terms of the Trustees in Class II expire at this meeting, the terms of the Trustees in Class III expire at the 2004 Annual Meeting and the terms of the Trustees in Class I expire at the 2005 Annual Meeting. At each Annual Meeting, Trustees are elected for a term of three years to succeed those in the class whose term is expiring at such Annual Meeting.

The persons listed below currently constitute the Trust’s Board of Trustees. The nominees for the Class II Trustees are Daniel M. Cain and James E. Dalton, Jr., with terms expiring at the 2003 Annual Meeting. They have been nominated to be elected for three-year terms. The Trustees have no reason to believe that the nominees will be unavailable for election; however, if the nominees become unavailable for any reason, the shares represented by the Proxy will be voted for the persons, if any, who are designated by the Board of Trustees to replace the nominees. The nominees have consented to be named and have indicated their intent to serve if elected.

Pursuant to the Declaration of Trust, a majority of the Trust’s Trustees must be “Independent Trustees” with each class of Trustees containing at least one Independent Trustee. The Declaration of Trust defines an “Independent Trustee“ as a Trustee who is not an affiliate of Universal Health Services, Inc. (“UHS”), the parent company of the Trust’s Advisor, and does not perform any services for the Trust, except as Trustee.

The following information is furnished with respect to the nominees for election as a Trustee and each member of the Board of Trustees whose term of office will continue after the meeting.

Name	Class of Trustee	Age	Principal Occupation During the Last Five Years	Trustee Since

NOMINEES WHOSE TERMS EXPIRE IN 2003

Daniel M. Cain*	II	58	President and CEO, Cain Brothers & Company, LLC since 1986. Prior thereto, senior partner in Cain Brothers & Company since 1982. Mr. Cain is a Trustee of the CDC Nvest and Loomis-Sayles Funds and PASC Inc., a patient accounts receivables intermediary.	1986

James E. Dalton, Jr.*	II	60	President, Edinburgh Associates, Inc. Prior thereto, President, Chief Executive Officer and Director of Quorum Health Group, Inc.; Regional Vice President of Health Trust, Inc., Division Vice President of Hospital Corporation of America, and Regional Vice President of HCA Management Company. Director of AmSouth Bancorporation, Select Medical, Genesis Health Ventures, Triad Hospitals, and a Trustee of the American Hospital Association.	1997

Name	Class of Trustee	Age	Principal Occupation During the Last Five Years	Trustee Since
TRUSTEES WHOSE TERMS EXPIRE IN 2004

Kirk E. Gorman	III	52	Former President, Chief Financial Officer and Secretary of the Trust. Former Senior Vice President, Treasurer and Chief Financial Officer of UHS. Pursuant to an agreement between Mr. Gorman and UHS, Mr. Gorman will remain an employee of UHS for up to eight months to assist UHS with various projects. Director of VIASYS Healthcare, Inc. and Physician’s Dialysis, Inc.	1994

Miles L. Berger*	III	72	Chairman of the Board, Berger Financial Services Corp., and Berger Management Services; Trustee, Innkeepers Trust USA, Board of Directors, Medallion Bank.	1998

TRUSTEES WHOSE TERMS EXPIRE IN 2005

Alan B. Miller	I	65	Chairman of the Board and Chief Executive Officer of the Trust since 1986. Chairman of the Board, President and Chief Executive Officer of Universal Health Services, Inc. since 1978. Director of CDI (NYSE) Corp., Penn Mutual Life Insurance Company and Broadlane, Inc.	1986

Elliot J. Sussman, M.D., MBA*	I	51	President and Chief Executive Officer of Lehigh Valley Hospital and Health Network since 1993.	1999

Myles H. Tanenbaum*	I	72	Chairman of the Board of Arbor Enterprises since 1989. Formerly President and CEO of both Arbor Property Trust (NYSE) (successor to EQK Green Acres, L.P.), 1986-1997, and EQK Realty Investors (NYSE), 1985-89. Director of Mezzanine Capital Property Investors, Inc., National Museum of American Jewish History and The Benjamin Franklin Institute, and member of the Board of Trustees of the University of Pennsylvania.	1990

*	Independent Trustee

Vote Required

The nominees receiving the highest number of affirmative votes of the shares of beneficial interest, present in person or represented by proxy and entitled to vote, a quorum being present shall be elected as the Class II Trustees. Only votes cast for a nominee will be counted, except that the accompanying proxy will be voted for all nominees in the absence of instruction to the contrary. Abstentions, broker non-votes and instructions on the accompany proxy card to withhold authority to vote for one or more nominees will result in the respective nominees receiving fewer votes. However, the number of votes otherwise received by the nominee will not be reduced by such action.

The Trustees recommend a vote FOR the election of these nominees as Trustees.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Trust’s Trustees and executive officers, and persons who own more than ten percent of a registered class of the Trust’s equity securities, to file with the Securities and Exchange Commission and the New York Stock Exchange initial reports of ownership and reports of changes in ownership of the Shares and other equity securities of the Trust. Based on reports and filed with the Trust, the Trust believes all required reports of executive officers and Trustees were filed in a timely manner with the following exceptions:

•	Alan B. Miller acquired 8,644.54 phantom Shares of beneficial interest in the Trust through seven transactions between November 2001 and March 2002. Mr. Miller also disposed of 25,100 phantom Shares of beneficial interest in the Trust through 13 transactions between December 12, 2001 and March 5, 2002, in each case, pursuant to the Universal Health Services, Inc. Supplemental Deferred Compensation Plan. These transactions were subsequently reported on Forms 4 filed by Mr. Miller on May 3, 2002.

•	Kirk E. Gorman acquired 44.119 phantom Shares of beneficial interest in the Trust on January 11, 2002 pursuant to the Universal Health Services, Inc. Supplemental Deferred Compensation Plan. This transaction was subsequently reported on a Form 4 filed by Mr. Gorman on May 3, 2002.

•	Timothy J. Fowler acquired 13.19 phantom Shares of beneficial interest in the Trust through three transactions between January 11, 2002 and March 12, 2002 pursuant to the Universal Health Services, Inc. Supplemental Deferred Compensation Plan. These transactions were subsequently reported on a Form 4 filed by Mr. Fowler on May 3, 2002.

•	Charles F. Boyle acquired 41.29 phantom Shares of beneficial interest in the Trust through two transactions pursuant to the Universal Health Services, Inc. Supplemental Deferred Compensation Plan on February 7, 2002 and March 12, 2002. These transactions were subsequently reported on a Form 4 filed by Mr. Boyle on May 3, 2002.

Universal Health Realty Income Trust

Summary Compensation Table

		Annual Compensation			Long-term Compensation Awards
Name and principal position	Fiscal Year	Salary ($)	Bonus($)	Other Annual Compensation ($)(a)	Restricted stock awards ($)	Securities Underlying Options (#)	All Other Compensation
Alan B. Miller, Chairman of the Board, Chief Executive Officer and President	2002 2001 2000	— — —	— — —	$86,400 84,375 82,800	— — —	— — 20,000	— — —

Charles F. Boyle, Vice President, Chief Financial Officer and Controller	2002 2001 2000	— — —	— — —	$14,400 14,063 13,800	— — —	— — —	— — —

Cheryl K. Ramagano, Vice President, Secretary and Treasurer	2002 2001 2000	— — —	— — —	$14,400 14,063 13,800	— — —	— — —	— — —

Timothy J. Fowler, Vice President, Acquisition and Development	2002 2001 2000	— — —	— — —	$14,400 14,063 13,800	— — —	— — —	— — —

Kirk E. Gorman, Former President, Chief Financial Officer and Secretary and current Trustee (b)	2002 2001 2000	— — —	$50,000 50,000 50,000	$24,000 23,438 23,000	— — —	— — —	— — —

(a)	Other Annual Compensation in 2002, 2001 and 2000 for Messrs. Miller, Gorman, Boyle and Fowler and Ms. Ramagano consists of dividend equivalent rights accrued in connection with the Trust’s 1997 Incentive Plan. As of December 31, 2002, 2001 and 2000, Messrs. Miller, Gorman, Boyle and Fowler and Ms. Ramagano held 45,000, 12,500, 7,500, 7,500 and 7,500 dividend equivalent rights, respectively. The Other Annual Compensation amounts shown above were computed by multiplying each participant’s dividend equivalent rights by the declared dividends per share of $1.92 in 2002, $1.875 in 2001 and $1.84 in 2000.

(b)	During the first quarter of 2003, Mr. Kirk E. Gorman ceased being the President, Chief Financial Officer and Secretary of the Trust.

Equity Compensation Plans Information

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights(a.)	Number of securities remaining available for future issuance under equity compensation plans (excluding issued and outstanding options)
Equity compensation plans approved by security holders:
1997 Incentive Plan	106,000	$18.29	186,750
Share Compensation Plan for Outside Trustees	0	—	40,000
Equity compensation plans not approved by security holders	0	0	0

Total	106,000	$18.29	226,750

(a.)	Does not give effect to associated dividend equivalent rights.

Option Grants In Last Fiscal Year

There were 6,000 options and dividend equivalent rights granted by the Trust during 2002, none of which were granted to Officers.

Aggregated Option Exercises in Last Fiscal Year

and Fiscal Year-End Option Values

Name	Shares Acquired on Exercise(#)	Value Realized($)	Number of Securities Underlying Unexercised Options at Fiscal Year-End(#)		Value of Unexercised in-the-Money Options at Fiscal Year-End($)(1)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Alan B. Miller	0	0	35,000	10,000	$305,625	$115,000
Charles F. Boyle	0	0	7,500	0	$57,188	$0
Cheryl K. Ramagano	0	0	7,500	0	$57,188	$0
Timothy J. Fowler	0	0	7,500	0	$57,188	$0
Kirk E. Gorman	0	0	12,500	0	$95,313	$0

(1)	Based on the difference between the exercise price (excluding dividend equivalent rights) and the closing price of the shares of beneficial interest on the New York Stock Exchange on December 31, 2002 of $26.25 per share.

Report of Compensation and Benefits Committee

During 1997, the Trust’s Board of Trustees approved the Universal Health Realty Income Trust 1997 Incentive Plan (“The Plan“), which is a stock option and dividend equivalent rights plan for the employees of the Trust, including officers and directors. A combined total of 400,000 shares and dividend equivalent rights have been reserved for issuance under The Plan. As of December 31, 2002, there was a combined total of 188,000 stock options and dividend equivalent rights available for issuance pursuant to the terms of The Plan. Since inception of The Plan, there have been 106,000 stock options with dividend equivalent rights granted (net of cancellations).

The Compensation and Benefits Committee, which is composed of independent trustees of the Trust, believes that in the general absence of cash compensation, it is important to provide the officers of the Trust, including the chief executive officer, an incentive to increase shareholder value by awarding equity based compensation. Because the substantial portion of the return of real estate investment trusts like the Trust is comprised of the dividend payable on the shares rather than share price appreciation, the Committee believes that the 1997 Incentive Plan with its dividend equivalent rights feature provides the appropriate incentive for eligible participants. In recognition of Mr. Gorman’s special efforts on behalf of the Trust, the Committee awarded Mr. Gorman a special annual cash bonus of $50,000 during 2002, 2001 and 2000. As Mr. Gorman was compensated by UHS which, as the Trust’s advisor, receives an advisory fee, UHS had agreed to reduce this advisory fee in each of the last three years by the amount of Mr. Gorman’s bonus thus resulting in no net cost to the Trust. The Committee will evaluate from time to time the compensation payable to its officers in light of the performance of the Trust, the individuals involved and competitive factors.

COMPENSATION AND BENEFITS COMMITTEE

Elliot J. Sussman, M.D.

Daniel M. Cain

Miles Berger

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee of the Trust’s Board of Trustees is composed of Dr. Elliot J. Sussman, Daniel M. Cain and Miles Berger. All the members of the Compensation Committee are Independent Trustees.

STOCK PRICE PERFORMANCE GRAPH

The Stock Price Performance Graph below shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent the Trust specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN

(The Trust, S&P 500, Peer Group)

The total cumulative return on investment (change in the year-end stock price plus reinvested dividends) for each of the periods for the Trust, the peer group and the S&P 500 Composite is based on the stock price or composite index at the end of fiscal 1997.

The above graph compares the performance of the Trust with that of the S&P 500 and a group of peer companies with the investment weighted on market capitalization. Companies in the peer group are as follows: Health Care Property Investors, Inc., Nationwide Health Properties, Inc., American Health Properties (merged with Health Care Property Investors, Inc. in 1999), Omega Healthcare Investors, Inc., Health Care REIT, Inc., G&L Realty Corp. (acquired in Oct. 2001), Healthcare Realty Trust, LTC Properties, Inc., National Health Investors, Inc. and National Health Realty, Inc.

BOARD OF TRUSTEES

MEETINGS OF THE BOARD

Regular meetings of the Trustees are generally held quarterly, while special meetings are called when necessary. Before each meeting, Trustees are furnished with an agenda and background materials relating to matters to be discussed. During 2002, there were four Board meetings. All Trustees attended at least 75% of the meetings.

COMPENSATION OF TRUSTEES

During 2003, each Independent Trustee will be paid by the Trust annual compensation of $10,000 for service as a Trustee plus $1,000 for attendance in person at each meeting of the Board of Trustees plus an additional $500 for attendance for each Committee meeting thereof on a day on which the Board of Trustees does not meet. In addition, the Trust will reimburse all Trustees for travel expenses incurred in connection with their duties as Trustees of the Trust. Additionally, during 2003, Myles H. Tanenbaum, Chairman of the Audit Committee, will be compensated an additional $2,500, and Daniel M. Cain and James E. Dalton, Jr., members of the Audit Committee, will be compensated an additional $1,250 each.

During 2002, each Independent Trustee was paid by the Trust annual compensation of $10,000 for service as a Trustee plus $1,000 for attendance in person at each meeting of the Board of Trustees plus an additional $500 for attendance for each Committee meeting thereof on a day on which the Board of Trustees did not meet. In addition, the Trust reimbursed all Trustees for travel expenses incurred in connection with their duties as Trustees of the Trust. In 1992, the Board of Trustees and the shareholders adopted a Share Compensation Plan For Outside Trustees, pursuant to which Trustees may elect to receive their annual compensation in the form of Shares in lieu of cash. As of December 31, 2002, no shares have been issued under the terms of this plan.

During 1997, the Trust’s Board of Trustees approved the Universal Health Realty Income Trust 1997 Incentive Plan (“The Plan”), which is a stock option and dividend equivalent rights (“DERs”) plan for the employees of the Trust, including officers and Trustees. The Plan was adopted by the shareholders at the 1998 Annual Shareholders Meeting. There are a combined total of 400,000 shares and DERs reserved for issuance under The Plan. In connection with this plan, in September, 2002, Messrs. Daniel M. Cain, James E. Dalton Jr., Miles L. Berger, Myles H. Tanenbaum and Elliott J. Sussman, M.D., M.B.A. each received 1,000 stock options and 1,000 dividend equivalent rights, with an exercise price of $27.65 per share representing the closing sale price of the Trust’s shares of beneficial interest on the date of grant. As of December 31, 2002, including the stock options and DERs issued during 2002, there were 4,500 stock options and 4,500 DERs issued and outstanding to each of Messrs. Cain, Tanenbaum, Dalton, and Berger and 2,000 stock options and 2,000 DERs issued and outstanding to Elliot J. Sussman, M.D., M.B.A.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Relationship with Universal Health Services, Inc.

The Advisor and the Advisory Agreement

The Trust, with the approval of the Board of Trustees, including all the Trustees who are unaffiliated with UHS (the “Independent Trustees”), entered into an Advisory Agreement with UHS of Delaware, Inc. (the “Advisor”), a wholly-owned subsidiary of Universal Health Services, Inc. (“UHS”), pursuant to an Advisory Agreement dated December 24, 1986 (the “Advisory Agreement”). The Advisory Agreement expires on December 31 of each year, however, it is renewable by the Trust, subject to a determination by the Independent Trustees that the Advisor’s performance has been satisfactory. The Advisory Agreement may be terminated for any reason upon sixty days written notice by the Trust or the Advisor. The Advisory Agreement has been renewed for 2003. Mr. Alan B. Miller serves as Director and President of the Advisor and Chairman of the Board, Chief Executive Officer and President of UHS and Mr. Steve G. Filton serves as Director and Vice President of the Advisor and Vice President, Chief Financial Officer and Controller of UHS. Mr. Alan B. Miller is Chairman of the Board, Chief Executive Officer and President of the Trust, Charles F. Boyle is Vice President, Chief Financial Officer and Controller of the Trust, Cheryl K. Ramagano is Vice President, Treasurer and Secretary of the Trust, Timothy J. Fowler is Vice President, Acquisitions and Development of the Trust and Bruce R. Gilbert, General Counsel of UHS, serves as General Counsel to the Trust. Through 2002, Mr. Kirk E. Gorman served as Director and Vice President of the Advisor, Senior Vice President, Chief Financial Officer, Treasurer and Secretary of UHS and President, Chief Financial Officer and Secretary of the Trust. Subsequent to December 31, 2002, Mr. Gorman ceased being the Director and Vice President of the Advisor and Senior Vice President, Chief Financial Officer, Treasurer and Secretary of UHS and also ceased being the President, Chief Financial Officer and Secretary of the Trust. Pursuant to an agreement between Mr. Gorman and UHS, Mr. Gorman will remain an employee of UHS for up to eight months to assist UHS with various projects.

The Trust’s officers are all employees of UHS and as of December 31, 2002, the Trust had no salaried employees. During 2002, 2001 and 2000, Mr. Kirk E. Gorman, current Trustee of the Trust and former President, Chief Financial Officer and Secretary received a $50,000 annual bonus awarded by the Trustees, subject to UHS agreeing to a $50,000 reduction in the advisory fee paid by the Trust.

Under the Advisory Agreement, the Advisor is obligated to present an investment program to the Trust, to use its best efforts to obtain investments suitable for such program (although it is not obligated to present any particular investment opportunity to the Trust), to provide administrative services to the Trust and to conduct the Trust’s day-to-day affairs. In performing its services under the Advisory Agreement, the Advisor may utilize independent professional services, including accounting, legal and other services, for which the Advisor is reimbursed directly by the Trust, but only if such services are first approved by a majority of the Independent Trustees. Pursuant to the Advisory Agreement, the Trust paid the Advisor approximately $1.4 million in 2002, $1.3 million in 2001 and $1.3 million in 2000. The Advisory Agreement provides that the Advisor is entitled to receive an annual advisory fee equal to .60% of the average invested real estate assets of the Trust, as derived from its consolidated balance sheet from time to time. In addition, the Advisor is entitled to an annual incentive fee equal to 20% of the amount by which cash available for distribution to shareholders for each year, as defined in the Advisory Agreement, exceeds 15% of the Trust’s equity as shown on its consolidated balance sheet, determined in accordance with generally accepted accounting principles without reduction for return of capital dividends. No incentive fees were paid during 2002, 2001 and 2000. The advisory fee is payable quarterly, subject to adjustment at year end based upon the audited financial statements of the Trust.

The Advisory Agreement does not restrict the Advisor from rendering advice to other investors (including other real estate investment trusts) or from managing other investments, including those of investors or investments advised, sponsored or organized by the Advisor. The Advisor also may render such services to joint ventures and partnerships in which the Trust is a co-venturer or partner and to the other entities in such joint ventures and partnerships, and the Advisor is not obligated to present any particular investment opportunity to the Trust. There is no restriction on the right of any director, officer, employee or stockholder of the Advisor, or any affiliate of UHS, to engage in any other business or to render services of any kind to any corporation, partnership or other entity (including competitive business activities). The Advisor has informed the Board of Trustees that it does not presently intend to provide advisory services to any other real estate investment trust and has agreed to inform the Board of any change in such intention.

Properties and Leases

The Trust effectively commenced business on December 24, 1986, the closing date for the purchase for properties from certain subsidiaries of UHS in exchange for shares of beneficial interest, $.01 par value, in the Trust. The acquired properties were immediately leased back to the respective subsidiaries. As of December 31, 2002, subsidiaries of UHS leased six of the eight hospital facilities owned by the Trust with terms expiring in 2004 through 2008. The leases with subsidiaries of UHS are guaranteed by UHS and are cross-defaulted with one another. These leases contain remaining renewal options ranging from two to five, five-year periods. These leases accounted for 64% of the total revenue of the Trust for the five years ended December 31, 2002 (60% for the year ended December 31, 2002). Including 100% of the revenues generated at the unconsolidated LLCs in which the Trust has various non-controlling equity interests ranging from 33% to 99%, the UHS leases accounted for 40% of the combined consolidated and unconsolidated revenue for the five years ended December 31, 2002 (29% for the year ended December 31, 2002).

The lease with Chalmette Medical Center, a subsidiary of UHS, was scheduled to expire in March, 2003. During the third quarter of 2002, the lessee gave the Trust the required notice to exercise its renewal option and extend the lease for another five-year term. In accordance with the terms of the lease the renewal rate on this facility was based upon the five-year Treasury rate on March 29, 2003, plus a spread, and based on the Treasury rate on that date, the annual base rental on this facility will be reduced by approximately $270,000.

In July, 2002, the operations of Inland Valley Regional Medical Center (“Inland Valley”) were merged with the operations of Rancho Springs Medical Center (“Rancho Springs”), an acute care hospital located in California and also operated by UHS, the real estate assets of which are not owned by the Trust. Inland Valley, the Trust’s lessee, was merged into Universal Health Services of Rancho Springs, Inc. The merged entity is now doing business as Southwest Healthcare System (“Southwest Healthcare”). As a result of merging the operations of the two facilities, the revenues of Southwest Healthcare include the revenues of both Inland Valley and Rancho Springs. Although the Trust does not own the real estate assets of the Rancho Springs facility, Southwest Healthcare became the lessee on the lease relating to the real estate assets of the Inland Valley campus. Since the bonus rent calculation for the Inland Valley campus is based on net revenues and the financial results of the two facilities are no longer separable, the lease was amended during 2002 to exclude from the bonus rent calculation, the estimated net revenues generated at the Rancho Springs campus. No assurance can be given as to the effect, if any, the consolidation of the two facilities as mentioned above, had on the underlying value of Inland Valley.

During the first quarter of 2001, UHS purchased the assets and operations of the 60-bed McAllen Heart Hospital located in McAllen, Texas. Upon the acquisition by UHS, the Heart Hospital began operating under the same license as an integrated department of McAllen Medical Center. As a result of combining the operations of the two facilities, the revenues of McAllen Medical Center include revenues generated by the Heart Hospital, the real property of which is not owned by the Trust. Accordingly, since the bonus rent calculation for McAllen Medical Center is based on net revenues and since the financial results of the two facilities are no longer separable, the McAllen Medical Center lease was amended during 2001 to exclude from the bonus rent calculation, the estimated net revenues generated at the Heart Hospital. Base rental commitments and the guarantee by UHS under the original lease continue for the remainder of the lease terms. During 2000, UHS purchased a non-acute care facility located in McAllen, Texas that had been closed. The license for this facility was merged with the license for McAllen Medical Center and this non-acute facility, the real property of which is not owned by the Trust, was re-opened during 2001. There was no amendment to the McAllen Medical Center lease related to this non-acute care facility. No assurance can be given as to the effect, if any, the consolidation of the two facilities as mentioned above, had on the underlying value of McAllen Medical Center.

During 2001, McAllen Hospitals, L.P., a subsidiary of UHS, exercised their option to renew their lease with the Trust at substantially the same terms for another five years commencing January 1, 2002 and expiring December 31, 2006.

During the second quarter of 2000, a wholly-owned subsidiary of UHS exercised its option pursuant to the lease to purchase the leased property upon the December 31, 2000 expiration of the initial lease. Pursuant to the terms of the lease agreement, three appraisals were obtained to determine the fair market value of the property and accordingly, the sale price was determined to be $5,450,000. This sale was completed in December, 2000 resulting in a gain of approximately $1.9 million which is included in the Trust’s 2000 results of operations. Also during 2000, the Trust invested $2.0 million to acquire a 98% interest in a LLC that purchased the Summerlin Hospital Medical Office Building II which is connected to the Summerlin Hospital Medical Center in Las Vegas, Nevada. This medical office building was purchased from a LLC in which UHS holds a 72% ownership interest. The purchase price paid for the property to the UHS majority-owned LLC was $10.5 million. The Trust made a cash investment of $2.0 million, and the LLC, which is majority-owned by the Trust, obtained a $9.8 million third-party mortgage which is non-recourse to the Trust to fund the balance of the purchase price and finance tenant improvements.

Pursuant to the terms of the leases with UHS, the lessees have rights of first refusal to: (i) purchase the respective leased facilities during and for 180 days after the lease terms at the same price, terms and conditions of any third-party offer, or; (ii) renew the lease on the respective leased facility at the end of, and for 180 days after, the lease term at the same terms and conditions pursuant to any third-party offer. The leases also grant the lessees options, exercisable on at least six months notice, to purchase the respective leased facilities at the end of the lease term or any renewal term at the facility’s then fair market value. The terms of the leases also provide that in the event UHS discontinues operations at the leased facility for more than one year, or elects to terminate its lease prior to the expiration of its term for prudent business reasons, UHS is obligated to offer a substitution property. If the Trust does not accept the substitution property offered, UHS is obligated to purchase the leased facility back from the Trust at a price equal to the greater of its then fair market value or the original purchase price paid by the Trust. As of December 31, 2002, the aggregate fair market value of the Trust’s facilities leased to subsidiaries of UHS is not known, however, the aggregate original purchase price paid by the Trust for these properties was $112.5 million. All transactions with UHS must be approved by the Independent Trustees. The purchase options and rights of first refusal granted to the respective lessees to purchase or lease the respective leased facilities, after the expiration of the lease term, may adversely affect the Trust’s ability to sell or lease a facility, and may present a potential conflict of interest between the Trust and UHS since the price and terms offered by a third-party are likely to be dependent, in part, upon the financial performance of the facility during the final years of the lease term.

Management of the Trust cannot predict whether the leases with subsidiaries of UHS, which have renewal options at existing lease rates, or any of the Trust’s other leases, will be renewed at the end of their lease terms. If the leases are not renewed at their current rates, the Trust would be required to find other operators for those facilities and/or enter into leases on terms potentially less favorable to the Trust than the current leases.

Share Purchase Option

UHS has the option to purchase shares of beneficial interest in the Trust at fair market value to maintain a 5% interest in the Trust. As of December 31, 2002, UHS owned 6.6% of the outstanding shares of beneficial interest.

COMPENSATION AND BENEFITS COMMITTEE

The Compensation and Benefits Committee was established December 1, 1988 and is responsible for administering the 1997 Incentive Plan. It has full authority in its discretion from time to time, and at any time, to select those employees of the Trust, as the term employee is defined in the plan, to whom options will be granted, to determine the number of options subject thereto, the times at which such options shall be granted, the time at which the options shall vest, and the terms and conditions of the agreements to be entered into by the employees with the Trust. The Compensation and Benefits Committee did not meet in 2002. Members of this Committee are Elliot J. Sussman, M.D., Daniel M. Cain and Miles L. Berger.

In March, 2003, the Board of Trustees adopted a Compensation and Benefits Committee Charter and a Nominating Committee Charter to detail the role and responsibilities of each committee.

AUDIT COMMITTEE

The Audit Committee is responsible for providing assistance to the Board of Trustees in fulfilling its responsibilities relating to corporate accounting and reporting practices and in maintaining a direct line of communication between the Trustees and the independent accountants. It appoints the Trust’s independent auditor, reviews the scope and results of the audit with the independent auditors and considers the adequacy of the internal accounting and control procedures of the Company. The Audit Committee met six times in 2002. Members of this Committee are Myles H. Tanenbaum, Daniel M. Cain and James E. Dalton, Jr.

AUDIT COMMITTEE REPORT

The Board of Trustees of the Trust is committed to the accuracy and integrity of its financial reporting. The Audit Committee takes an involved and active role in delivering on this commitment.

The Audit Committee provides independent, objective oversight of the Trust’s accounting functions and internal controls.

The Committee reviews and evaluates, and discusses and consults with the Trust’s management and the independent auditors about the following:

•	the plan for, and the independent auditors’ report on, each audit of the Trust’s financial statements;

•	changes in the Trust’s accounting practices, principles, controls or methodologies, or in the Trust’s financial statements;

•	significant developments in accounting rules;

•	the adequacy of the Trust’s internal accounting controls, and accounting, financial and auditing personnel; and

•	the establishment and maintenance of an environment at the Trust that promotes ethical behavior.

The Audit Committee acts under a written charter first adopted and approved by the Board of Trustees in 2000. The Audit Committee reviews, acts on and reports to the Trust’s Board of Directors with respect to various auditing, accounting, financial reporting, internal control and regulatory compliance matters. In discharging its oversight role, the Audit Committee may engage independent counsel and other advisers as it determines necessary. In accordance with the Sarbanes Oxley Act of 2002, the Audit Committee also has the direct responsibility to select, evaluate, determine the compensation of, oversee, and where appropriate, replace our independent auditors, and has the authority to resolve disagreements between management and our auditors. The Audit Committee may establish procedures for the receipt, retention and treatment of complaints received by the Trust regarding accounting and auditing matters, as well as confidential, anonymous submission by employees. The Trust’s Board of Directors has determined that each of the members of the audit committee is “independent” within the meaning of the rules of the NYSE and the Securities Exchange Act of 1934, as amended by the Sarbanes-Oxley Act of 2002.

The Audit Committee recommends to the Board that the Trust’s financial statements be included in the Trust’s annual report. The Committee took a number of steps in making this recommendation for 2002:

•	First, the Committee discussed with the Trust’s independent auditors the overall scope and plans for their audits.

•	Second, the Committee met with the independent auditors, without management present, to discuss the results of their examinations, their evaluations of the Trust’s internal controls and the overall quality of the Trust’s financial reporting.

•	Third, the Committee reviewed the audited financial statements in the Annual Report with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

•	Fourth, the Committee reviewed with the independent auditors their judgments as to the quality, not just the acceptability, of the Trust’s accounting principles and such other matters as are required to be discussed with the Committee under auditing standards generally accepted in the United States.

•	Finally, the Committee discussed with the independent auditors the auditors’ independence from management and the Trust, including the matters in the written disclosures required by the Independence Standards Board, and considered the compatibility of non-audit services with the auditors’ independence.

The Audit Committee reviewed the Trust’s financial statements with the Board and discussed with KPMG LLP during the 2002 fiscal year, the matters required to be discussed by Statement of Auditing Standard No. 61. The Audit Committee received from KPMG LLP, the written disclosures required by Independence Standards Board Standard No. 1 and discussed with them their independence. Based on these discussions with KPMG LLP and the financial statement review, and such other matters deemed relevant and appropriate by the Audit Committee, the Audit Committee recommended to the Board that the financial statements be included in the Trust’s 2002 Annual Report on Form 10-K.

Audit Committee

Myles H. Tanenbaum

James E. Dalton, Jr.

Daniel M. Cain

RELATIONSHIP WITH INDEPENDENT AUDITORS

On June 18, 2002, the Trust informed its independent accountants, Arthur Andersen LLP (“Andersen”), that they would be dismissed effective as of June 18, 2002. The reports of Andersen on the Trust’s financial statements for the years ended December 31, 2001 and 2000, did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. During its audits for the fiscal years ended December 31, 2001 and 2000, and for the subsequent interim period through June 18, 2002 (i) there were no disagreements with Andersen on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to Andersen’s satisfaction, would have caused Andersen to make reference to the subject matter of such disagreements in their reports, and (ii) there have been no reportable events as defined in Item 301(a)(1)(v) of Regulation S-K. The Trust’s Board of Trustees, upon the recommendation of the Audit Committee, authorized the dismissal of Andersen and appointment of KPMG LLP. The Trust has retained KPMG LLP as its independent accountants, effective June 18, 2002. Pursuant to Item 304(a)(3) of Regulation S-K, the Trust has requested Andersen to furnish it a letter addressed to the Securities and Exchange Commission stating whether it agrees with the above statements. A copy of that letter was filed as an Exhibit to the Trust’s current report on Form 8-K filed June 18, 2002. During the Trust’s two most recent fiscal years, and for the subsequent interim period through June 18, 2002, neither the Trust nor anyone acting on behalf of the Trust consulted with KPMG LLP regarding any of the items described in Item 304(a)(2) of Regulation S-K.

The Audit Committee is continuing to evaluate the Trust’s engagement of KPMG LLP. It is anticipated that representatives of the Trust’s independent public accountants will be present at the Annual Meeting and will have an opportunity to make a statement, if they desire to do so, and to respond to any appropriate inquiries of the stockholders or their representatives.

For the period of January 1, 2002 through June 17, 2002, Arthur Andersen LLP provided services in the following categories and amounts:

Audit fees	$5,000
Audit-related fees	0
Tax fees	8,600
All other fees	5,000

Total	$18,600

During 2002, KPMG LLP provided services in the following categories and amounts:

Audit fees	$45,000
Audit-related fees	96,250
Tax fees	123,450
All other fees	0

Total	$264,700

During 2001, the Trust retained Arthur Andersen LLP, to provide services in the following categories and amounts:

Audit fees	$43,000
Audit-related fees	81,750
Tax fees	120,400
All other fees	0

Total	$245,150

The Audit Committee has considered and determined that the provision of non-audit services by the Trust’s principal auditor is compatible with maintaining auditor independence.

EXPENSES FOR PROXY SOLICITATION

The principal solicitation of proxies is being made by mail; however, certain officers and employees of the Trust and of the Advisor, or its affiliates, none of whom will receive additional compensation therefor, may solicit proxies by telegram, telephone or other personal contact. The Trust will bear the cost of the solicitation of the proxies, including postage, printing and handling and will reimburse the reasonable expenses of brokerage firms and others for forwarding material to beneficial owners of shares.

DEADLINE FOR SUBMISSION OF SHAREHOLDER PROPOSALS FOR

NEXT YEAR’S ANNUAL MEETING

Any proposal that a Shareholder wishes to present for consideration at the 2004 Annual Meeting must be received by the Trust no later than December 30, 2003. This date provides sufficient time for inclusion of the proposal in the 2003 proxy materials.

OTHER BUSINESS TO BE TRANSACTED

As of the date of this Proxy Statement, the Board of Trustees knows of no other business to be presented for action at the Annual Meeting. As for any other business that may properly come before the Annual Meeting, the Proxies confer discretionary authority in the persons named therein. Those persons will vote or act in accordance with their best judgment with respect thereto.

YOU ARE URGED TO VOTE, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE OR VOTE YOUR PROXY BY TELEPHONE OR INTERNET AT YOUR EARLIEST CONVENIENCE, WHETHER OR NOT YOU CURRENTLY PLAN TO ATTEND THE ANNUAL MEETING IN PERSON.

BY ORDER OF THE BOARD OF TRUSTEES

Cheryl K. Ramagano

Secretary

King of Prussia, Pennsylvania

April 28, 2003

A COPY OF THE TRUST’S ANNUAL REPORT ON FORM 10-K WILL BE SENT WITHOUT CHARGE TO ANY SHAREHOLDER REQUESTING IT IN WRITING FROM: INVESTOR RELATIONS, UNIVERSAL HEALTH REALTY INCOME TRUST, UNIVERSAL CORPORATE CENTER, 367 SOUTH GULPH ROAD, P.O. BOX 61558, KING OF PRUSSIA, PENNSYLVANIA 19406-0958.

DETACH HERE	ZUNH32

PROXY

UNIVERSAL HEALTH REALTY INCOME TRUST

This Proxy is Solicited By The Board of Trustees For The Annual Meeting of Shareholders

To Be Held on June 2, 2003

Alan B. Miller and Cheryl K. Ramagano, and each of them, as the true and lawful attorneys, agents and proxies of the undersigned, with full power of substitution, are hereby authorized to represent and to vote, as designated on the reverse side, all shares of Universal Health Realty Income Trust held of record by the undersigned on April 22, 2003 at the Annual Meeting of Shareholders to be held at 10:00 a.m., on Monday, June 2, 2003 at Universal Corporate Center, 367 South Gulph Road, King of Prussia, Pennsylvania and at any adjournment thereof. Any and all proxies heretofore given are hereby revoked.

(This proxy is continued on reverse side)

SEE REVERSE SIDE	PLEASE SIGN ON REVERSE SIDE AND RETURN PROMPTLY	SEE REVERSE SIDE

UNIVERSAL HEALTH REALTY INCOME TRUST

C/O EQUISERVE TRUST COMPANY, N.A.

P.O. BOX 8694

EDISON, NJ 08818-8694

Voter Control Number

Your vote is important. Please vote immediately.

Vote-by-Internet 1. Log on to the Internet and go to http://www.eproxyvote.com/uht	OR	Vote-by-Telephone 1. Call toll-free 1-877-PRX-VOTE(1-877-779-8683)
2. Enter your Voter Control Number listed above and follow the easy steps outlined on the secured website.		2. Enter your Voter Control Number listed above and follow the easy recorded instructions.

If you vote over the Internet or by telephone, please do not mail your card.

DETACH HERE IF YOU ARE RETURNING YOUR PROXYCARD BY MAIL	ZUNH31

☒	Please mark
votes as in
	this example	____

WHEN PROPERLY EXECUTED. THIS PROXY WILL BE VOTED AS DESIGNATED. IF NO CHOICE IS SPECIFIED, THE PROXY WILL BE VOTED “FOR” ELECTION OF THE NOMINEES FOR TRUSTEES.

1. The Election of Trustees. Nominees: (01) Daniel M. Cain, (2) James E. Dalton, Jr.				Discretionary authority is hereby granted with respect to such other matters as may properly come before the meeting.

FOR TWO NOMINEES	☐	☐	WITHHELD FROM TWO NOMINEES	The undersigned acknowledges receipt of the Notice of Annual Meeting of Shareholders and the Proxy Statement furnished herewith.

MARK HERE IF YOU PLAN TO ATTEND THE MEETING ☐

MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT ☐

NOTE: Please sign exactly as name appears hereon. Each joint owner shall sign. Executors, administrators, trustees, etc. should give full title.

Signature:                                                           Date:                                      Signature:                                                            Date: